ADP REPORTS FISCAL 2004 RESULTS
                 REVENUES INCREASE 9%, EPS DECLINES 7% TO $1.56;
                  FORECASTS MID-SINGLE DIGIT REVENUE GROWTH AND
                     DOUBLE-DIGIT EPS GROWTH FOR FISCAL 2005

      ROSELAND, NJ, July 27, 2004 - Automatic Data Processing, Inc. (NYSE:ADP) reported 9% revenue growth for the fiscal year ended June 30, 2004, with revenues of $7.8 billion compared with $7.1 billion in fiscal 2003, Arthur F. Weinbach, chairman and chief executive officer, announced today. Pretax and net earnings declined 9% and 8%, respectively. Diluted earnings per share of $1.56 declined 7% from $1.68 per share last year on fewer shares outstanding. During fiscal 2004, ADP acquired nearly 16 million of its shares for treasury for approximately $650 million. Operating cash flows were $1.4 billion for the year, and cash and marketable securities were $2.1 billion at June 30, 2004.

      In the fourth quarter, revenues of $2.1 billion increased 9% compared with $1.9 billion in the fourth quarter of fiscal 2003. Pretax and net earnings declined 3% and 2%, respectively. Diluted earnings per share of $0.36, on fewer shares outstanding, were flat with last year's fourth quarter.

      Commenting on the results, Mr. Weinbach said, "We concluded the year in line with our expectations. Employer Services' revenues grew 9% for the quarter and 10% for the full year. The positive momentum in new business sales continued with 19% growth for the quarter resulting in 6% growth for the full year. The number of employees on our clients' payrolls, "pays per control," continued to rebound in the United States with 1.5% growth in the quarter and 0.4% growth for the full year. In Europe, "pays per control" continued to decline but at a lower rate than earlier in the year. Average client fund balances have been strong with 24% growth for the year, half of which was contributed by last year's acquisition of ProBusiness Services.

       "Brokerage Services' revenues grew 5% in the quarter and 3% for the year. During the quarter we divested "OMR," our foreign exchange, money markets and derivatives products business with revenues of about $25 million annually. Our quarter and full year results in Brokerage Services were helped by 15% growth in investor communications pieces delivered reflecting more holders of equities and incremental activity from recent mutual fund regulatory oversight. Dealer Services' revenues grew 13% in the quarter and 9% for the full year supported by strong sales growth of 13% for the year and continuing excellent retention. Claims Services' revenues increased 12% in the quarter primarily due to the acquisition of the ABZ Group B.V. in the Netherlands in our third quarter. Claims Services' revenues were flat with last year on a full year basis.

     "As our business continued to improve in the quarter, and consistent with our April 22, 2004 projection, we accelerated about $30 million of non-recurring charges which are included in the results of each business. Including these non-recurring charges, our total investment spending for fiscal 2004 was about $170 million. Our investment expense during the year, excluding the $30 million non-recurring charges, was about $20 million, $30 million, $40 million and $50 million in the first through fourth quarters, respectively. On an ongoing basis our run rate will be about $45 million quarterly, or about $180 million on a full year basis.

      "Our outlook for fiscal 2005 is positive. We are beginning to see the benefit of our investments in our associates, products and services, and our sales force. Our associate retention is good at almost 90% retention worldwide. Client retention is excellent across all businesses and especially in Employer Services where we improved retention almost 1% in 2004 compared to record levels a year ago. We are gaining momentum in sales, particularly in Employer Services and Dealer Services where, in both businesses, we finished the year strong and have double-digit sales growth expectations for 2005.

      "Our fiscal 2005 guidance is for mid-single digit revenue growth and double-digit earnings per share growth. The forecast is based on current economic conditions. Our interest assumptions are based on current yield curves. We are assuming no further improvement in "pays per control," and a 3% increase in investor communications pieces delivered with lower mutual fund mailings related to regulatory oversight. We anticipate closing our previously announced acquisition of the U.S. Clearing and BrokerDealer Services division of Bank of America Corporation before the end of the calendar year with about $.01 dilution in fiscal 2005.

      "Although we are forecasting double-digit earnings per share growth for fiscal 2005, we expect to start the year slower with lower growth early in the year. We expect earnings growth to accelerate throughout the year as we anticipate more favorable interest rate comparisons and we anniversary investment spending levels that increased throughout fiscal 2004.

      "Fiscal 2004 was an important transition year for ADP. The appropriate investments have been made. We now face the future well positioned for the challenges of fiscal 2005 and the longer term," Mr. Weinbach concluded.

      An analyst conference call to review the fiscal 2004 results will be held today, Tuesday, July 27 at 1:30 p.m. EDT. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

      ADP, with over $7 billion in revenues and approximately 500,000 clients, is one of the largest independent computing services firms in the world.

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

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

                                 Three Months Ended        Twelve Months Ended
                                       June 30,                   June 30,
                                   2004        2003           2004       2003
                              ----------  ----------     ----------  ----------
Revenues, other than interest
  on funds held for clients
  and PEO revenues            $1,869,164  $1,720,785     $6,932,558  $6,412,059
Interest on funds held for
  clients                         93,743      91,992        355,410     368,727
PEO revenues (A)                 122,923      98,782        466,974     366,231
                              ----------  ----------     ----------  ----------
Total revenues                 2,085,830   1,911,559      7,754,942   7,147,017
                              ----------  ----------     ----------  ----------

Operating expenses               976,499     888,955      3,525,413   3,096,719
Selling, general and
  administrative expenses        529,775     495,602      1,903,356   1,758,353
Systems development and
  programming costs              171,462     134,513        581,165     499,192
Depreciation and amortization     81,252      70,796        306,772     274,682
Other income, net                (11,638)    (26,657)       (56,294)   (127,129)
                               ---------   ---------     ----------   ---------
Total expenses                 1,747,350   1,563,209      6,260,412   5,501,817
                               ---------   ---------     ----------   ----------

Earnings before income taxes     338,480     348,350      1,494,530   1,645,200

Provision for income taxes       126,590     131,680        558,960     627,050

Net earnings                   $ 211,890   $ 216,670     $  935,570  $1,018,150
                               =========   =========    ===========  ==========

Basic earnings per share       $    0.36   $    0.36    $      1.58  $     1.70
                               =========   =========    ===========  ==========
Diluted earnings per share     $    0.36   $    0.36    $      1.56  $     1.68
                               =========   =========    ===========  ==========
Dividends per common share     $  0.1400   $  0.1200    $    0.5400  $   0.4750
                               =========   =========    ===========  ==========

(A) Net of pass-through costs of $1,150,752 and $921,525 for the three months ended June 30, 2004 and 2003, respectively, and $4,237,017 and $3,462,783 for the twelve months ended June 30, 2004 and 2003, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(In thousands, except per share amounts)


                                                   Three Months Ended      Twelve Months Ended
                                                         June 30,                June 30,
                                                     2004       2003        2004         2003
                                                ----------  ----------   ----------   ----------

Revenues for select business units (B)
  Employer Services                             $1,174,000  $1,078,000   $4,809,000   $4,390,000
  Brokerage Services                               560,000     532,000    1,665,000    1,610,000
  Dealer Services                                  235,000     208,000      890,000      813,000

Pretax earnings for select business units (B)
  Employer Services                             $  139,000  $  178,000   $  993,000   $1,070,000
  Brokerage Services                               124,000      98,000      245,000      232,000
  Dealer Services                                   36,000      36,000      144,000      137,000

(B)   Prior year's segment  results were adjusted to reflect fiscal year 2004  budgeted  foreign  exchange  rates.  In  addition,
      Employer   Services'  prior  year  revenue  was  adjusted  to
      include  interest  earned on client  funds  credited at 4.5%.
      Employer   Services'  revenues  are  credited  with  interest
      earned on client  funds at a  standard  rate to better  judge real business growth without the impact of changing  interest rates.  Given the sustained  lower interest rates over recent years,  ADP  changed the  standard  rate from 6.0% to 4.5% in fiscal 2004.


Components of Other Income, net:
Interest income on corporate funds              $  (20,678) $  (23,832)  $  (79,941)  $ (119,413)
Interest expense                                     4,027       4,186       15,993       21,838
Realized (gains) losses on
  available-for-sale securities, net                 5,013      (7,011)       7,654      (29,554)
                                                ----------  ----------   ----------   ----------
Total other income, net                         $  (11,638) $  (26,657)  $  (56,294)  $ (127,129)
                                                ==========  ==========   ==========   ==========

Earnings per share information:
Net earnings                                    $  211,890  $  216,670   $  935,570   $1,018,150
Average shares outstanding                         589,075     595,211      591,697      600,071
Basic earnings per share                        $     0.36  $     0.36   $     1.58   $     1.70
Diluted net earnings                            $  212,171  $  216,969   $  936,991   $1,019,357
Diluted shares outstanding                         597,653     600,168      598,749      605,917
Diluted earnings per share                      $     0.36  $     0.36   $     1.56   $     1.68


                                     (more)

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
                                                June 30,     June 30,
                                                  2004         2003
                                              -----------  ------------
Assets
Cash and cash equivalents/Short-term
  marketable securities                       $ 1,129,075  $  2,005,384
Other current assets                            1,632,514     1,670,117
                                              -----------  ------------
  Total current assets                          2,761,589     3,675,501

Long-term marketable securities                   963,501       338,959
Property, plant and equipment, net                642,353       614,701
Other non-current assets                        3,849,584     3,396,761
Funds held for clients                         12,903,532    11,807,749
                                              -----------  ------------
  Total assets                                $21,120,559  $ 19,833,671
                                              ===========  ============


Liabilities and Shareholders' Equity
Total current liabilities                     $ 1,768,424  $  1,998,783
Long-term debt                                     76,200        84,674
Other non-current liabilities                   1,018,040       929,826
Client funds obligations                       12,840,225    11,448,915
                                              -----------  ------------
  Total liabilities                            15,702,889    14,462,198

Total shareholders' equity                      5,417,670     5,371,473
                                              -----------  ------------
  Total liabilities and shareholders' equity  $21,120,559  $ 19,833,671
                                              ===========  ============

           --------------------------------------------

This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.



Source:  Automatic Data Processing, Inc.

         ADP Investor Relations
         Elena Charles, 973.974.4077
         Debbie Morris, 973.974.7821


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